EXHIBIT 99


     CAUTIONARY FACTORS THAT MAY AFFECT FUTURE RESULTS


          The disclosure and analysis set forth in this quarterly report on Form 10-Q contain certain forward-looking statements, particularly statements relating to future actions, performance or results of current and anticipated products, sales efforts, expenditures, and financial results. From time to time, the Company also provides forward-looking statements in other publicly-released materials, both written and oral. Forward-looking statements provide current expectations or forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by their use of words such as "plans," "expects," "anticipated," "will" and other words and phrases of similar meaning.

          Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

          The Company undertakes no obligation to update any forward-looking statements. You should refer to the Company's subsequent filings under the Securities
     Exchange Act of 1934 for further disclosures.

          As permitted by the Private Securities Litigation Reform Act of 1995, the Company is providing the following cautionary statements which identify factors that could cause the Company's actual results to differ materially from historical and expected results. It is not possible to foresee or identify all such factors. You should not consider this list an exhaustive statement of all potential risks, uncertainties and inaccurate assumptions.

     --  HISTORICAL GROWTH RATE
         Continuance of the historical growth rate of the Company depends upon a number of uncertain events, including the outcome of the Company's strategies of increasing its penetration into geographical markets such as Asia, Latin America and Europe; increasing its penetration into product markets such as the market for paper coating pigments and the market for groundwood paper pigments; increasing sales to existing PCC customers by increasing the amount of PCC used in each ton of paper produced; and developing, introducing and selling new products. Difficulties, delays or failures of any of these strategies could cause the future growth rate of the Company to differ materially from its historical growth rate.

     --  CONTRACT RENEWALS
         The Company's sales of PCC are predominantly pursuant to long-term agreements, generally ten years in length, with paper mills at which the Company operates satellite PCC plants. The terms of many of these agreements have been extended, often in connection with an expansion of the satellite PCC plant. To date, the Company's experience with extensions and renewals of its satellite PCC agreements has been favorable. There is no assurance, however, that this will continue to be the case. Failure of a number of the Company's customers to renew existing agreements could cause the future growth rate of the Company to differ materially from its historical growth rate, and could have a substantial adverse effect on the Company's results of operations.

     --  LITIGATION; ENVIRONMENTAL EXPOSURES
         The Company's operations are subject to
         international, federal, state and local
         environmental, tax and other laws and regulations, and potentially to claims for various legal, environmental and tax matters. The Company is currently a party to various litigation matters, including the Eaton litigation which has previously been disclosed in the Management's Discussion and Analysis sections of the Company's most recent filings under the Securities Exchange Act of 1934. While the Company carries liability insurance which it believes to be appropriate to its businesses, and has provided reserves for such matters which it believes to be adequate, an unanticipated liability arising out of such a litigation matter or a tax or environmental proceeding could have a material adverse effect on the Company's financial condition or results of operations.

     --  NEW PRODUCTS
         The Company is engaged in a continuous effort to develop new products in all of its product lines. Difficulties, delays or failures in the development, testing, production, marketing and sale of such new products could cause the Company's actual results of operations to differ materially from expected results.

     --  COMPETITION; PROTECTION OF INTELLECTUAL PROPERTY
         Particularly in its PCC and Refractory product lines, the Company competes based in part upon proprietary knowledge, both patented and unpatented. The Company's ability to achieve anticipated results depends in part on its ability to defend its intellectual property against inappropriate disclosure as well as against infringement. In addition, development by the Company's competitors of new products or technologies that are more effective or less expensive than those the Company offers could have a material adverse effect on the Company's financial condition or results of operations.

     --  RISKS OF DOING BUSINESS ABROAD
         As the Company expands its operations overseas, it faces the increased risks of doing business abroad, including inflation, fluctuations in interest rates and currency exchange rates, nationalization, expropriation, limits on repatriation of funds, unstable governments and legal systems, and other factors. Adverse developments in any of these areas could cause actual results to differ materially from historical and expected results.

     --  AVAILABILITY OF RAW MATERIALS
         The Company's ability to achieve anticipated results depends in part on having an adequate supply of raw materials for its manufacturing operations, particularly lime and carbon dioxide for PCC operations and magnesia for refractory operations, and on having adequate access to the ore reserves at its mining operations. Unanticipated changes in the costs or availability of such raw materials, or in the Company's ability to have access to its ore reserves, could adversely affect the Company's results of operations.